SCHEDULE 14A INFORMATION


               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                        COMSAT CORPORATION
__________________________________________________________________
        (Name of Registrant as Specified in Its Charter)

                        COMSAT CORPORATION
__________________________________________________________________
           (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
    14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

__________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

__________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

__________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

__________________________________________________________________

(5)  Filing fee:

__________________________________________________________________

COMSAT
  CORPORATION
_________________________________________________________________
                                           6560 Rock Spring Drive
                                               Bethesda, MD 20817
                                           Telephone 301 214 3000
                                                 Fax 301 214 7100
                                                     Telex 197800

                                                    April 7, 1995


Dear Shareholder:

     The 1995 Annual Meeting of Shareholders will be held at 9:30 a.m. on Friday, May 19, 1995, at COMSAT's headquarters building in Bethesda, Maryland. The matters on the meeting agenda are described on the following pages.

     We take this opportunity to note that Frederick B. Dent will be retiring as a director of the Corporation as of the date of the Annual Meeting. Mr. Dent has served as a director since 1980 and as Chairman of the Finance Committee of the Board since 1986. We are grateful to him for his wise counsel during his many years of devoted service to the Corporation.

     If you are a shareholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.

     A map and directions by car and the Washington Metro to COMSAT's headquarters in Bethesda appear at the end of the proxy statement.

                           Sincerely,


 /s/ Melvin R. Laird                   /s/ Bruce L. Crockett
     Melvin R. Laird                       Bruce L. Crockett
  Chairman of the Board                   President and Chief
                                           Executive Officer


             YOUR PROXY IS IMPORTANT ... PLEASE VOTE PROMPTLY

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
COMSAT CORPORATION:

     The 1995 Annual Meeting of Shareholders of COMSAT
Corporation will be held in the Charyk Conference Center, COMSAT
Headquarters, 6560 Rock Spring Drive, Bethesda, Maryland, on May
19, 1995, at 9:30 a.m., Eastern Daylight Time, for the following purposes:

 1.  election of 12 directors;

 2.  action on a proposal to adopt the 1995 Key Employee Stock
     Plan;

 3.  appointment of independent public accountants;

 4. action on a shareholder proposal to require the reporting of governmental service during the past five years of certain of the Corporation's directors, officers and consultants;
     and

 5. action on such other matters as may properly come before the meeting or any reconvened session thereof.

     The Board of Directors has fixed the close of business on March 30, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

     Your proxy is important to ensure a quorum at the meeting. Even if you hold only a few shares, and whether or not you expect to be present, you are urgently requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. The proxy may be revoked by you at any time, and the giving of your proxy will not affect your right to vote in person if you attend the meeting.

     This notice is given pursuant to direction of the Board of
Directors.
                                /s/ Warren Y. Zeger
                                    Warren Y. Zeger
                    Vice President, General Counsel and Secretary

Bethesda, Maryland
April 7, 1995

                      COMSAT CORPORATION

                    6560 Rock Spring Drive
                   Bethesda, Maryland 20817
                  Telephone:  (301) 214-3000

                       PROXY STATEMENT

     This Proxy Statement is provided by the Board of Directors of COMSAT Corporation (the Corporation or COMSAT) in connection with its solicitation of proxies for the 1995 Annual Meeting of Shareholders. The Proxy Statement is first being mailed on or about April 7, 1995.

     Shareholders of record of the Corporation's Common Stock at the close of business on March 30, 1995, are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote. Shareholders may cumulate votes in the election of directors. The number of shares printed on the accompanying proxy card includes, when applicable, shares held in the Corporation's INVESTORS Plus Dividend Reinvestment and Share Purchase Plan, Savings and Profit-Sharing Plan, and Employee Stock Purchase Plan, and in the Employee Stock Ownership Plan of COMSAT RSI, Inc., a subsidiary of the Corporation.

     If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the shareholder specifies. A shareholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

     Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the shareholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

                  OWNERSHIP OF COMMON STOCK

     As of March 30, 1995, the record date, approximately 47,127,600 shares of Common Stock were outstanding, of which 20,824 were Series II shares (held by communications common carriers authorized to hold shares by the Federal Communications Commission) and approximately 47,106,800 were Series I shares (held by other persons).

     To the knowledge of the Corporation, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the
SEC), the following person was the beneficial owner of more than five percent of the Corporation's Common Stock as of December 31, 1994.

  Name and Address of          Amount and Nature of          Percent
   Beneficial Owner            Beneficial Ownership          of Class
- ----------------------   ----------------------------------  --------
Wellington Management    Total Shares:            2,874,160    6.1%
  Company                Shared Voting Power:     2,042,460
75 State Street          Shared Investment Power: 2,874,160
Boston, Massachusetts

     There are certain limitations on ownership of the Corporation's Common Stock that are intended to ensure that the Common Stock is widely held. The Communications Satellite Act of 1962, as amended (the Satellite Act), provides that no stockholder (other than communications common carriers authorized to hold shares by the Federal Communications Commission), or any syndicate or affiliated group of stockholders, may own more than 10 percent of the aggregate number of outstanding shares of Common Stock. The Corporation's Articles of Incorporation authorize the Board to establish an ownership limitation below the 10 percent statutory maximum. Pursuant to this authority, the Board has set the ownership limitation at 10 percent and has also established a voting limitation of 5 percent pursuant to

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

which shares owned in excess of the 5 percent limitation, but not in excess of the 10 percent limitation, may not be voted by the holder but will be voted pro rata with all other shares of Common Stock voted on any given matter. The person listed above has been advised by the Corporation that if its ownership on the record date exceeds the 5 percent voting limitation, shares held in excess of 5 percent will be voted as described above.


                  ITEM 1.  ELECTION OF DIRECTORS

Board of Directors

     As provided in the Satellite Act, the Corporation's Board of Directors consists of 15 directors, of whom 12 are elected annually by the shareholders for terms of one year and three are appointed by the President of the United States, with the advice and consent of the United States Senate, for terms of three years or until their successors have been appointed and qualified.

     The Board met 11 times in 1994. All incumbent directors who were directors in 1994 attended 75% or more of Board meetings and meetings of Board committees of which they were members in 1994.

Voting for Directors

     At the meeting 12 directors will be elected to serve until the 1996 Annual Meeting. As provided in the Satellite Act, because the Series II shares outstanding at the record date constituted less than 8 percent of the total outstanding shares, all shareholders will vote together for the election of directors.

     Subject to the voting limitation of 5 percent described above, each shareholder may vote the number of shares held by such shareholder for each of 12 nominees. Alternatively, the shareholder may cumulate such votes; that is, give one nominee a number of votes equal to the number of the shareholder's shares multiplied by 12 or distribute such votes among any number of nominees not exceeding 12.

     The Board of Directors has authorized the management to solicit proxies in favor of the election of the 12 nominees whose biographical information begins on page 3. All of these nominees, except Lawrence S. Eagleburger, currently serve as directors. Biographical information for each of the three
Presidentially appointed directors is set forth on page 5.

     Shares represented by proxies in the accompanying form will be voted for the 12 stated nominees unless the proxy is otherwise marked. If any of these nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the proxy holders. The proxy holders may in their discretion vote the shares cumulatively for fewer than 12 of the nominees, if necessary or advisable.

Requirements for Nominations

     The Corporation's By-laws provide that no vote may be counted for the election of any person as a director unless (1) such person was proposed for nomination by written notice signed by a shareholder and mailed by registered or certified mail to the Secretary of the Corporation not less than 10 nor more than 50 days before the date of the meeting (or is nominated at the meeting as a substitute for a candidate who has died or become incapacitated), and (2) such person has filed with the Secretary a statement of his or her interests in communications common carriers in such reasonable detail as the Board of Directors may require. The form of such statement will be provided by the Secretary upon written request.

     A list of persons whose nominations have been duly proposed in accordance with the By-laws will be provided to any shareholder upon written request to the Secretary. Such list, together with the statement of interests filed by each such person, also may be inspected by any shareholder (1) at the office of the Secretary, 6560 Rock Spring Drive, Bethesda, Maryland 20817, during normal business hours from the date of this Proxy Statement until the date of the meeting, and (2) at the place of the meeting during the meeting.

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
                    NOMINEES FOR ELECTION AS DIRECTORS

LUCY WILSON BENSON, 67, has been a director of various business, educational and nonprofit organizations since 1980. She was Under Secretary of State for Security Assistance, Science and Technology from 1977 to 1980. She has been a COMSAT director since September 1987. She also is a director of General Re Corporation and Logistics Management Institute, a trustee of the Alfred P. Sloan Foundation and Vice Chairman of the Atlantic Council of the U.S. and Vice Chairman of the Board of Trustees of Lafayette College. She also is a director or trustee of funds of The Dreyfus Corporation.

[Picture of Ms. Benson]

EDWIN I. COLODNY, 68, has been counsel to the Washington, D. C., law firm of Paul, Hastings, Janofsky and Walker since September 1991. He was Chairman of USAir Group, Inc. and of its subsidiary, USAir, Inc., a commercial airline company, from 1978 until July 1992 and remains a director of both corporations. He was Chief Executive Officer of USAir Group from 1983 to June 1991 and of its subsidiary from 1975 to June 1991. He has been a COMSAT director since May 1992. He also is a director of Martin Marietta Corporation and Esterline Technologies Corporation and a member of the Board of Trustees of the University of Rochester.

[Picture of Mr. Colodny]

BRUCE L. CROCKETT, 51, has been President and Chief Executive Officer and a director of COMSAT since February 1992. He was President and Chief Operating Officer of COMSAT from April 1991 to February 1992. From February 1987 to April 1991 he served as President, COMSAT World Systems Division. He has been an employee of COMSAT since 1980 and has held various operational and financial positions including Vice President and Chief Financial Officer. He also is a director of Augat, Inc. and a director or trustee of funds of the AIM Management Group, Inc., and a member of the Board of Trustees of the University of Rochester.

[Picture of Mr. Crockett]

LAWRENCE S. EAGLEBURGER, 65, has been Senior Foreign Policy Advisor for Baker, Donelson, Bearman & Caldwell, a Washington, D.C., law firm, since January 1993. He previously served as United States Secretary of State from December 1992 through January 1993, Acting Secretary of State from August 1992 to December 1992, and Deputy Secretary of State from February 1989 to August 1992. He is a director of Dresser Industries, Inc., Jefferson Bankshares, Inc., Phillips Petroleum Company, Stimsonite Corporation, and Universal Leaf Tobacco Corporation.

[Picture of Mr. Eagleburger]

NEAL B. FREEMAN, 54, has been Chairman and Chief Executive Officer of The Blackwell Corporation, a television production and distribution company, since 1981. He was President of Jefferson Communications, Inc. from 1976 to 1986. He was a Presidentially appointed COMSAT director from November 1983 to September 1988 and has been an elected director since May 1991. He also is a director of The Ethics and Public Policy Center and Chairman, Institute on Political Journalism, Georgetown University.

[Picture of Mr. Freeman]

ARTHUR HAUSPURG, 69, is a director or trustee of various business organizations. He was Chairman of the Board and Chief Executive Officer of Consolidated Edison Company of New York, Inc. from September 1982 to September 1990 and remains a trustee of that Corporation. He has been a COMSAT director since July 1987. He also is a director of funds of Prudential Securities Inc.

[Picture of Mr. Hauspurg]

MELVIN R. LAIRD, 72, has been Chairman of the Board of COMSAT since February 1992. He also is a director and has been Senior Counsellor for National and International Affairs of The Reader's Digest Association, Inc., a publisher of books, magazines and recordings, since February 1974. He was Counsellor for Domestic Affairs to the President of the United States from 1973 to 1974; Secretary of Defense from 1969 to 1973; and a member of the House of Representatives from Wisconsin from 1953 to 1969. He has been a COMSAT director since September 1974. He also is a director of IDS Mutual Fund Group, Metropolitan Life Insurance Co., and Science Applications International Corporation, and a member of the Public Oversight Board (SEC Practice Section) of the American Institute of Certified Public Accountants.

[Picture of Mr. Laird]

PETER W. LIKINS, 58, has been President of Lehigh University since 1982. He was Provost of Columbia University from 1980 to 1982 and Professor and Dean of the Columbia University School of Engineering and Applied Science from 1976 to 1980. He has been a COMSAT director since September 1987. He also is a director of Parker Hannifin, Inc. and Safeguard Scientifics, Inc. and a trustee of Consolidated Edison Company of New York, Inc.

[Picture of Dr. Likins]

HOWARD M. LOVE, 64, is a director of various business organizations, and honorary Chairman of the Board of National Steel Corporation. He was Chief Executive Officer of National Intergroup, Inc. from August 1990 to April 1991, and Chairman and Chief Executive Officer and a director from April 1981 to August 1990. He has been a COMSAT director since May 1988. He also is a director of AEA Investors and Monsanto Company.

[Picture of Mr. Love]

ROBERT G. SCHWARTZ, 67, is a director or trustee of various business organizations. He was Chairman of the Board, President and Chief Executive Officer of Metropolitan Life Insurance Co. (MetLife) from September 1989 to March 1993 and remains a director of MetLife. He was Chairman of the Board of MetLife from February 1983 to September 1989. He has been a COMSAT director since May 1986. He also is a trustee of Consolidated Edison Company of New York, Inc. and a director of Lone Star Industries, Inc., Lowe's Companies, Inc., Mobil Oil Corporation, Potlatch Corporation, The Reader's Digest Association, Inc. and CS First Boston, Inc.

[Picture of Mr. Schwartz]

C. J. SILAS, 62, is a director of various business organizations. He was Chairman and Chief Executive Officer of Phillips Petroleum Company, an integrated petroleum and chemical company, from May 1985 until his retirement in April 1994. He has been a COMSAT director since May 1993. He also is a director of The Reader's Digest Association, Inc. and Halliburton Company.

[Picture of Mr. Silas]

DOLORES D. WHARTON, 67, is Chairman and Chief Executive Officer of The Fund for Corporate Initiatives, Inc., a private operating foundation she founded in 1980, devoted to strengthening the role of minorities and women in the corporate world. She has been a COMSAT director since February 1994. She also is a director of Gannett Company, Inc. and Kellogg Company, and a trustee of National Public Radio, Fashion Institute of Technology and the Committee for Economic Development.

[Picture of Ms. Wharton]

                    PRESIDENTIALLY APPOINTED DIRECTORS

RUDY BOSCHWITZ, 64, has been Chairman of HOME VALU, Inc., a seller of home improvement materials, since January 1978. He founded the company in 1963, and was President of HOME VALU, Inc. from that time to 1978. He served in the U.S. Senate from December 1978 to January 1991, representing the State of Minnesota. He has been a Presidentially appointed COMSAT director since October 1991. He also is a director of TCF Financial Corp., the Chicago Mercantile Exchange and Sunbelt Nursery Group Inc. His fixed term expired at the 1994 Annual Meeting. He continues to serve in accordance with the Satellite Act pending the appointment and qualification of his successor.

[Picture of Senator Boschwitz]

BARRY M. GOLDWATER, 86, is a lecturer at Arizona State University. He served in the U.S. Senate from 1953 to 1965 and then from 1969 through January 1987, representing the State of Arizona. He has been a Presidentially appointed COMSAT director since October 1989. His current term will expire at the 1995 Annual Meeting.

[Picture of Senator Goldwater]

PETER S. KNIGHT, 44, has been a partner of Wunder, Diefenderfer, Cannon & Thelen, a Washington, D.C., law firm, since July 1991. He was Chair of the Clinton/Gore Vice Presidential Campaign from July to November 1992 and Deputy Director for Personnel for the Clinton/Gore Transition Team in November and December 1992. He was General Counsel and Secretary of Medicis Pharmaceutical Corporation from September 1989 to June 1991. He has been a Presidentially appointed director of COMSAT since September 1994. He also is a director of Wertheim Schroeder Investment Services and Whitman Medical Corp. His current term expires at the 1996 Annual Meeting.

[Picture of Mr. Knight]

               OTHER INFORMATION CONCERNING DIRECTORS

Committees

     As of January 1995, the Board has six standing committees, described below.

     The Committee on Audit, Corporate Responsibility and Ethics consists of Lucy Wilson Benson (Chairman), Rudy Boschwitz, Edwin
I. Colodny, Frederick B. Dent, Neal B. Freeman, Arthur Hauspurg, Peter S. Knight, Peter W. Likins and Howard M. Love. The Committee makes recommendations to the Board concerning the selection of independent public accountants; reviews with the independent accountants the scope of their audit; reviews the financial statements with the independent accountants; reviews with the independent accountants and the Corporation's management and internal auditors the Corporation's accounting and audit practices and procedures, its internal controls and its compliance with laws and regulations; and reviews the Corporation's policies regarding community and governmental relations, conflicts of interest, business conduct, ethics and other social, political and public matters, and the administration of such policies. The Committee met 3 times during 1994.

     The Committee on Compensation and Management Development consists of Robert G. Schwartz (Chairman), Neal B. Freeman, Melvin R. Laird, C. J. Silas and Dolores D. Wharton. The Committee approves long-term compensation for senior executives; considers and makes recommendations to the Board with respect to: programs for human resources development and management organization and succession; salary and bonus for senior executives; and compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. The Committee met 7 times during 1994.

     The Entertainment Properties Committee consists of C.J. Silas (Chairman), Rudy Boschwitz, Neal B. Freeman, Arthur Hauspurg and Dolores D. Wharton. The Committee considers and makes recommendations to the Board with respect to: current and proposed multimedia distribution to the hospitality industry; the sports and entertainment segments of the business, including sports franchises owned or operated by the Corporation, film and television production facilities; and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee was established in January 1995.

     The Finance Committee consists of Frederick B. Dent (Chairman), Edwin I. Colodny, Bruce L. Crockett, Arthur Hauspurg, Melvin R. Laird, Robert G. Schwartz and C.J. Silas. The Committee considers and makes recommendations to the Board with respect to the financial affairs of the Corporation, including matters relating to capital structure and requirements, financial performance, dividend policy, capital and expense budgets and significant capital commitments, and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 9 times during 1994.

     The Nominating Committee consists of Melvin R. Laird (Chairman), Frederick B. Dent and Robert G. Schwartz. The Committee recommends to the Board qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board with respect to such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 3 times during 1994. It will consider candidates recommended by shareholders, if the recommendations are submitted in writing to the Secretary of the Corporation.

     The Committee on Research and International Matters consists of Peter W. Likins (Chairman), Lucy Wilson Benson, Rudy Boschwitz, Bruce L. Crockett, Barry M. Goldwater, Peter S. Knight, Howard M. Love and Dolores D. Wharton. The Committee considers and makes recommendations to the Board with respect to: the research and development programs of the Corporation and the relationship of such programs to the business of the Corporation; matters relating to the Corporation's responsibilities and activities under the Satellite Act and the relationships of the

Corporation with international organizations such as INTELSAT and Inmarsat or with foreign governments or entities; and such other matters as may be referred to it by the Board, the Chairman of the Board or the Chief Executive Officer. The Committee met 2 times during 1994.

Directors Compensation

     Except as noted below, a director who is not an employee of the Corporation receives: a quarterly retainer of $5,375; a fee of $1,000 per meeting for attending each Board meeting, Board committee meeting or meeting held pursuant to a special assignment; and, if he or she chairs a Board committee, an additional fee of $750 quarterly. Mr. Laird is compensated solely on an annual basis as Chairman of the Board in the amount of $225,000 per year. Mr. Crockett is not compensated separately for service as a director.

     Under the Directors and Executives Deferred Compensation Plan, a non-employee director may elect to defer all or part of his or her retainers and fees. Amounts deferred are credited with interest and are paid out after the director's retirement from the Board, in a lump sum or in up to 15 annual installments beginning not later than at age 73. In the case of death, the accumulated deferrals are paid to the director's beneficiary.

     In 1991, each then-current director participating in the Plan was given an election to receive his or her account balance as of March 31, 1991, together with interest accumulated on such balance to a date in the year 2000 (to the extent that such amounts were not previously distributed), in a lump sum in the year 2000 if he or she is then an active director or a retiree receiving installment payments. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving such installment payments. The lump sum payment will be offset against the amounts otherwise payable to the director or beneficiary under the Plan.

     In 1992, the Plan was amended to provide an additional lump sum payment election for the additional amounts deferred under the Plan from April 1, 1991, through March 31, 1992, together with interest accumulated on such amounts to a date in the year 2001, with payment of the lump sum to be made in the year 2001.

     A retirement plan for directors adopted in 1982 remains in effect for directors who commenced service before 1984. This plan provides for an annual benefit of $12,000, beginning at the later of age 72 or the director's retirement from the Board, and payable for the number of years equal to the director's years (including partial years) of Board service through 1983. In 1991, each then-current director covered by the plan was given an election to receive a lump sum payment on a date in the year 2000 if he or she survives until that date. The lump sum payment will be equal to the present value on such date of the remaining retirement benefits payable to the director under the plan. The payment would be made to the beneficiary of a deceased electing director if such beneficiary is then receiving survivor benefits under the plan.

     Under the Split Dollar Insurance Plan, the Corporation provides to non-employee directors, through split dollar life insurance policies, a death benefit equal to $50,000 for each year or partial year of his or her Board service until the benefit reaches $200,000, and then increased for each such director (except Presidential appointees) by 5.5% for each additional year of Board service to age 72. Such coverage continues after retirement from the Board. For 1994, the aggregate value of split dollar life insurance premiums paid for the benefit of all covered directors was $202,135.

     Under the Non-Employee Directors Stock Option Plan, the Corporation grants annually in March to each non-employee director, who was also serving on the date of the Annual Meeting of Shareholders for the prior year, an option to purchase shares of Common Stock. For options granted before March 16, 1990, each option is for 2,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 10 years from the date of grant.

For options granted on or after March 16, 1990, and before March 19, 1993, each option is for 2,000 shares, the exercise price per share is 50% of the fair market value on the date of grant, and the option expires 15 years from the date of grant. For options granted on or after March 19, 1993, each option is for 4,000 shares, the exercise price per share is the fair market value of a share of Common Stock on the date of grant, and the option expires 15 years from the date of grant. All data related to shares of Common Stock, options to purchase shares of Common Stock and share prices prior to June 1, 1993, have been adjusted to reflect the two-for-one split in the Corporation's Common Stock effective June 1, 1993.

     For options granted before March 19, 1993, each option becomes exercisable for 1,000 shares one year after the date of grant and for the remaining 1,000 shares two years after the date of grant. For options granted on or after March 19, 1993, each option becomes exercisable for 2,000 shares one year after the date of grant and for the remaining 2,000 shares two years after the date of grant. If the director's service on the Board terminates by reason of retirement at age 72, expiration of a term as a Presidentially appointed director, failure to stand for election with the Board's consent or resignation with the Board's consent, the option becomes fully exercisable and continues in force for the duration of its term. If such service terminates for any other reason except death, the option terminates immediately. If the director dies at any time before the option terminates, the option becomes fully exercisable and continues in force for one year after the date of death.

     In 1994, options for a total of 52,000 shares of Common Stock were granted under the Plan to non-employee directors at a purchase price per share of $26.0625, which was the fair market value of the Common Stock on the date of grant. In 1994, Mr. Hauspurg exercised options for 3,000 shares previously granted under the Plan and realized a net value (market value on exercise date less exercise price) of $47,812.

     Executive compensation is described beginning on page 18.

Compensation Committee Interlocks and Insider Participation

     There were no compensation committee interlocks or insider participation in compensation decisions during 1994.

               COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Corporation's Common Stock as of March 1, 1995, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 18, and by all directors and executive officers as a group. Under rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting power or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                            Amount and Nature of       Percent of
Name                      Beneficial Ownership (1)  Common Stock (2)
- ----                      ------------------------  ----------------
Betty C. Alewine...........        144,850(3)            0.3
Lucy Wilson Benson.........         16,800
Rudy Boschwitz.............         10,000(4)
Edwin I. Colodny...........          7,000
Bruce L. Crockett..........        415,386(5)            0.9
Frederick B. Dent..........         17,800(6)
Lawrence S. Eagleburger....            100
C. Thomas Faulders, III....        119,681(7)            0.3
Neal B. Freeman............         10,400
Barry M. Goldwater.........         10,000
Arthur Hauspurg............          9,800
Peter S. Knight............          1,000
Melvin R. Laird............         18,000
Peter W. Likins............         13,850(8)
Howard M. Love.............         13,800(9)
Charles Lyons..............        112,744(10)           0.2
Ronald J. Mario............        149,299(11)           0.3
Robert G. Schwartz.........         18,000
C.J. Silas.................          3,000
Dolores D. Wharton.........          1,000

All directors and executive
officers as a group
(26 persons)...............      1,434,048(12)           3.0
____________________

(1) Unless otherwise indicated, each person has sole voting and investment powers over the shares listed. Each number in this column has been rounded down to the nearest whole share. Beneficial ownership includes shares that may be acquired within 60 days after March 1, 1995, through the exercise of options as follows: Ms. Alewine, 92,234 shares; Mrs. Benson, 16,000 shares; Sen. Boschwitz, 6,000 shares; Mr. Colodny, 6,000 shares; Mr. Crockett, 288,250 shares; Mr. Dent, 9,000; Mr. Faulders, 90,000 shares; Mr. Freeman, 10,000 shares; Sen. Goldwater, 10,000 shares; Mr. Hauspurg, 6,000 shares; Mr. Laird, 16,000 shares; Dr. Likins, 11,000 shares; Mr. Love, 9,000 shares; Mr. Lyons, 64,000 shares; Mr. Mario, 99,264 shares; Mr. Schwartz, 16,000 shares; Mr. Silas, 2,000 shares; and all directors and executive officers as a group, 914,205 shares.
(2) Except as indicated, no director or executive officer beneficially owns more than 0.1% of the Common Stock. Each number in this column has been rounded to the nearest tenth of a percent.
(3) Includes 42,500 shares which are restricted against transfer and 187 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1994.
(4) Includes 2,000 shares held by Mrs. Boschwitz with respect to which Sen. Boschwitz disclaims beneficial ownership.
(5) Includes 2,400 shares held by Mrs. Crockett with respect to which Mr. Crockett disclaims beneficial ownership. Also includes 82,500 shares which are restricted against transfer and 5,288 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1994.
(6) Includes 1,000 shares held by Mrs. Dent with respect to which Mr. Dent disclaims beneficial ownership.
(7) Includes 27,500 shares which are restricted against transfer and 171 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1994.

(Footnotes continued on following page)

(Footnotes continued from previous page)

(8) Includes 2,850 shares over which Dr. Likins shares voting power and investment power with Mrs. Likins.
(9) Includes 2,000 shares held in a trust over which Mr. Love has no voting power and shared investment power.
(10) Includes 42,500 shares which are restricted against transfer and 187 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1994.
(11) Includes 42,500 shares which are restricted against transfer and 1,580 shares which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1994.
(12) Includes 5,500 shares with respect to which beneficial ownership is disclaimed. Also includes an aggregate of 285,942 shares which are restricted against transfer, which are held in the Corporation's Savings and Profit-Sharing Plan as of December 31, 1994, or which are held in the COMSAT RSI, Inc. Employee Stock Ownership Plan as of December 31, 1994.

ITEM 2.  PROPOSED COMSAT CORPORATION 1995 KEY EMPLOYEE STOCK PLAN

     At its meeting held January 20, 1995, the Board of Directors of the Corporation approved and adopted the COMSAT Corporation 1995 Key Employee Stock Plan (the Plan), which is effective on that date, subject to approval by the shareholders. The Plan is intended to replace the 1990 Key Employee Stock Plan (the 1990
Plan), which expires May 19, 1995. Approval of the adoption of the Plan requires the affirmative vote of a majority of the outstanding shares of the Common Stock represented and entitled to vote at the meeting.

     The purpose of the Plan is to promote the interests of the Corporation by affording its key employees an incentive, by means of an opportunity to acquire the Corporation's Common Stock, to remain in the employ of the Corporation and to exert their maximum efforts on its behalf. The following is a summary of the principal provisions of the Plan.

     Shares Covered. The Plan authorizes the granting of options, which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended (the Code)), stock appreciation rights (SARs), restricted stock units (RSUs) and restricted stock awards (RSAs) with respect to no more than 5,000,000 shares of the Corporation's Common Stock in the aggregate, subject to adjustment as described below. No more than 1,665,000 of the shares may be covered by RSUs and RSAs. Any SAR or RSU, or any portion thereof, which is payable in cash is not counted against the various share limits on grants.

     The shares of Common Stock covered by the Plan may be either treasury shares or authorized but unissued shares. Shares covered by options that expire unexercised (without having been surrendered upon the exercise of SARs, whether settled in cash or Common Stock) and shares covered by any RSUs and RSAs that are forfeited may be used again for new grants under the Plan. In addition, shares tendered in payment of the purchase price of shares purchased pursuant to the exercise of options may be used for grants under the Plan.

     There is no maximum number of shares that can be allocated to one employee in any grant of non-statutory options, SARs, RSUs or RSAs, except as described below with respect to performance-based awards. However, the aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

     Administration.  The Committee on Compensation and
Management Development of the Board of Directors of the Corporation (the Committee) administers the Plan.

     Eligibility. The Committee selects the employees to participate in the Plan from among the key employees of the Corporation and its subsidiary corporations (Subsidiaries) and determines the number of shares covered by stock options, SARs, RSUs and RSAs to be granted to each employee to fulfill the purpose of the Plan. Directors who are not employees of the Corporation are not eligible to participate in the Plan.

     Duration. Any grant of an option, SAR, RSU or RSA under the Plan must be made no later than May 19, 2000.

     Adjustments. If there is a change in the number or kind of outstanding shares of the Corporation's stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination or other similar event, or a distribution to shareholders of the Corporation's Common Stock other than a cash dividend, or a grant of substitute options pursuant to the Plan, the Committee may make such adjustments as it deems necessary or equitable in the number and kind of shares subject to the Plan, number and kind of shares under options, SARs, RSUs and RSAs then outstanding, purchase price for shares of Common Stock covered by options, and other relevant provisions of the Plan.

     Nontransferability. Options, SARs, RSUs, and RSAs are assignable and transferable by the Plan participant only to the extent permitted by the rules promulgated by the Securities and Exchange Commission or, in the case of incentive stock options, by Section 422 of the Code.

     Terms of Options. The Committee has the discretion to determine the time or times when options are granted and the number of shares of Common Stock subject to each option. The purchase price for each share of stock subject to an option may not be less than the fair market value of the Common Stock on the date the option is granted. Fair market value is the average of the highest and lowest selling prices of Common Stock as reported under New York Stock Exchange-Composite Transactions on the date on which the option was granted (or, if there were no sales of Common Stock on that date, then on the next preceding date on which there were sales).

     Except as otherwise determined by the Committee, no option may be exercised to any extent before six months from the date of grant. The Committee in its discretion may determine the provisions of the options granted under the Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; rules limiting the frequency of exercise of options or the minimum number of shares that may be exercised at any one time; the form of consideration, including cash, shares of Common Stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability, or other termination of employment; and any other rules or conditions as it considers appropriate regarding the exercise of options granted under the Plan.

     The Committee determines the term of each option granted, but no option may be exercised after the expiration of 10 years from the date it is granted, except that the term of an option other than an incentive stock option may extend up to 11 years from the date the option is granted if the participant dies within the 10th year following the date of grant.

     Options may be granted under the Plan on such terms and conditions as the Committee considers appropriate, which may differ from those provided in the Plan, where such options are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Corporation or a Subsidiary as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Corporation or a Subsidiary.

     Terms of SARs. The Committee may grant SARs, which may be freestanding SARs or SARs related to options or portions of options granted to participants under the Plan. Each SAR is subject to such terms and conditions as the Committee may determine, including terms and conditions regarding the exercise price for each share of Common Stock subject to such SAR, provided that in the case of an SAR related to an option or portion thereof, such terms and conditions may not be less restrictive than the terms and conditions of the related option.

     The participant may exercise an SAR or portion thereof, and is thereupon entitled to receive payment of an amount equal to the aggregate appreciation in value of the shares covered by the SAR or portion thereof exercised, as measured by the difference between the exercise price of such shares and their fair market value on the date of exercise. Such payment may be made in cash, in shares of Common Stock valued at fair market value as of the date of exercise, or in any combination thereof, as the Committee in its discretion determines.

     Terms of RSUs. The Committee may grant employees RSUs, each equivalent in value to a share of Common Stock. Vesting of the RSUs requires that the employee remain employed by the Corporation or a Subsidiary for a period prescribed by the Committee for each grant, which period cannot be less than one year.

     Upon the conclusion of the period prescribed by the Committee, the employee is entitled to receive payment of an amount equal to the aggregate fair market value of the shares of Common Stock covered by the RSU on the date of expiration. The payment may be made in cash, in shares of Common Stock equal to the number of RSUs with respect to which the payment is made, or in any combination of cash and shares, as the Committee determines. In addition, during the period prescribed by the Committee, the employee is entitled to receive payment of an amount equal to each cash dividend the Corporation would have paid to that employee if he or she had been the owner of the shares of Common Stock covered by the RSUs on the record date for payment of each such dividend. However, except as otherwise determined by the Committee, if the employee's employment with the Corporation or any Subsidiary terminates prior to the end of the period prescribed by the Committee, the employee's RSUs terminate concurrently and the employee is not entitled to any further payments under the Plan.

     Terms of RSAs. The Committee may grant employees RSAs of shares of Common Stock. These employees generally have the rights and privileges of a shareholder of the Corporation with respect to such shares, including the right to vote the shares and to receive dividends. The shares are, however, subject to forfeiture and may not be transferred, assigned, pledged or otherwise encumbered until the end of a period of time to be determined by the Committee, which cannot be less than one year, or the occurrence of events before the end of such period as the Committee may determine. Forfeiture may be waived by the Committee in its sole discretion.

     Performance-Based Awards. The Committee may determine that, in addition to the provisions described above, a grant of RSUs or RSAs may be subject to performance goals, the terms and conditions of which must be stated in the written instrument evidencing the RSU or RSA. No more than 50,000 performance-based RSUs or RSAs may be granted to any individual in any given year. The Committee administers this provision and the other provisions of the Plan so as to comply with the requirements of Section 162(m) of the Code to ensure the Federal tax deductibility under that section of compensation paid to the Corporation's key employees pursuant to performance-based RSUs and RSAs.

     The Committee determines the performance measures, the appropriate weighting for each performance measure (where more than one such measure applies), the specific targets applicable to those measures and whether the target for each performance measure is subject to full or partial satisfaction, and the performance period for each RSU and RSA grant. In no event may the performance period be less than one year. The performance measures must include one or more of the following: improvements in revenues, earnings per share, profit before taxes, price/equity ratio, net income or operating income; return on shareholder equity; return on net assets; or stock price performance. At the end of the performance period applicable to each grant of RSUs or RSAs subject to these performance goals, the Committee must certify whether the applicable performance measures have been achieved. The participant will forfeit the shares of Common Stock covered by the RSUs or RSAs to the extent that the applicable performance measures have not been achieved. For RSAs, the participant must immediately transfer the forfeited shares back to the Corporation without payment by the Corporation.

     Where RSUs are performance-based, the Committee may determine that the dividend equivalents otherwise payable to a participant during the applicable performance period will instead be accrued and paid to the participant at the end of the performance period to the extent that the applicable performance measures have been achieved.

     Termination and Amendments. The Board may terminate the Plan or amend the Plan or any outstanding options, SARs, RSUs or RSAs at any time. Except as provided under "Adjustments" above, no amendment may, without the approval of the shareholders of the
Corporation: (i) increase the maximum number of shares of Common Stock for which options, SARs, RSUs, or RSAs may be granted under the Plan; (ii) except to the extent required or permitted in the case of substitute options, reduce the price at which options may be granted below the fair market value provided for under "Options" above; (iii) reduce the option price of outstanding options; (iv) extend the period during which options, SARs, RSUs or RSAs may be granted; (v) except to the extent permitted or required in the case of substitute options, extend the period during which an outstanding option may be exercised beyond the maximum period provided for under "Options" above; (vi) materially increase in any other way the benefits accruing to participants; or (vii) change the class of persons eligible to be participants.

     Federal Income Tax Consequences. With respect to non-statutory options, SARs and RSUs, the employee would generally realize ordinary income in the year the option is exercised, or the SAR or RSU is paid. The amount of income would be equal, in the case of non-statutory options, to the difference between the option price and the fair market value of the stock on the exercise date and, in the case of SARs and RSUs, to the amount of cash or the fair market value of the stock received by the employee. The Corporation would receive an equivalent deduction. If the employee later sells the stock, any further gain would be capital gain.

     With respect to incentive stock options, in general, no income to an employee results for Federal income tax purposes upon either the granting or the exercise of an option under the Plan. If the employee later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the employee, the employee would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the employee's gain is taxed as capital gain, the Corporation would not be allowed a business expense deduction. If the employee disposes of the acquired stock before the end of the required holding periods, the employee would realize ordinary income in the year of disposition equal to the lesser of: (i) the difference between the option price and the fair market value of the stock on the exercise date; or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. In this event, the Corporation would receive an equivalent deduction.

     With respect to RSAs, the employee would generally realize ordinary income in the year the shares of Common Stock covered by the award become non-forfeitable and fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable and fully transferable. The Corporation would receive an equivalent deduction. If the employee later sells the stock, any further gain would be capital gain.

     Grants Made. It is currently estimated that the eligible group to receive grants of options, SARs, RSUs and RSAs consists of approximately 200 persons. The following table shows the dollar value and number of options and RSAs awarded to the following persons in January 1995: (i) each of the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation; (ii) all executive officers as a group; and (iii) all other employees as a group. All such grants are subject to the approval of the Plan by the shareholders.

                     NEW PLAN BENEFITS

                                  1995 Key Employee Stock
                                        Plan Awards
                         _______________________________________
                                                          Number
                           Stock Award  Dollar Value     of Units
Name and Position             Type           (1)            (2)
_________________          ___________  _____________    ________

Bruce L. Crockett,           Options      $  19.3125      130,000
  President & Chief          RSAs         $  393,750       20,000
  Executive Officer

Betty C. Alewine,            Options         19.3125       55,000
  President, COMSAT          RSAs            147,656        7,500
  International
  Communications

C. Thomas Faulders, III,     Options         19.3125       55,000
  Vice President & Chief     RSAs            147,656        7,500
  Financial Officer

Charles Lyons,               Options         19.3125       55,000
  President, COMSAT          RSAs            147,656        7,500
  Video Enterprises, Inc.

Ronald J. Mario,             Options         19.3125       60,000
  President, COMSAT          RSAs            147,656        7,500
  Mobile Communications

All Executive                Options          19.3125     490,000
  Officers                   RSAs           1,466,719      74,500

All Other Employees          Options          19.3125           0
                             RSAs             315,000      16,000
_______________
(1) Dollar Value:
    Options = Fair market value per share on date of award.
    RSAs = Number of units multiplied by the fair market value per share on date of award.

(2) In January 1995, the Corporation awarded employees other than executive officers 390,650 options valued at $19.3125 per share and 27,600 RSUs valued at $543,375 under the 1990
    Plan.

    The Board of Directors recommends a vote FOR this proposal. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.

      COMMITTEE ON COMPENSATION AND MANAGEMENT DEVELOPMENT
               REPORT ON EXECUTIVE COMPENSATION

    The Committee on Compensation and Management Development of the Board of Directors of the Corporation has provided the following report on the 1994 compensation of the executive officers of the Corporation, including Mr. Crockett, the Chief Executive Officer, and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers). With respect to the compensation discussed in this report, the Committee consisted of the four individuals named below who signed this report. All of these individuals are independent outside directors of the Corporation. Therefore, no executive officer of the Corporation serves on the Committee. In addition, no executive officer of the Corporation serves as a director or member of a compensation committee of any company that has an executive officer who also serves as a COMSAT director or a member of the Committee; i.e., there are no compensation committee interlocks.

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

Compensation Philosophy

    The Corporation's executive compensation philosophy is designed to provide competitive levels of compensation that integrate pay with the Corporation's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining highly qualified executive officers. The hallmark of this philosophy is to subject executive compensation to increased risk and performance incentives, and to align more closely the interests of management and shareholders. This philosophy has two main components: (1) annual compensation, consisting of salary plus bonuses awarded under the Corporation's Annual Incentive Plan; and (2) long-term compensation, consisting of stock-based incentives. The Board has delegated to the Committee the responsibility for (1) making recommendations on executive officers' annual compensation to the Board, which has final decision-making authority; and (2) making final decisions on executive officers' long-term compensation.

    There are two groups of competitive companies that are used in the executive compensation analysis. The first group is the companies that make up the Peer Group Index in the Performance Graph on page 22. This group of companies is used to compare executive compensation strategy and practices. However, since the Peer Group companies are much larger than COMSAT, another group of companies in the telecommunications and entertainment industries whose revenues are more comparable to the Corporation's are reviewed to benchmark competitive compensation levels.

Annual Compensation

    Total annual compensation - base salary and bonus - for executive officers is targeted at the 75th percentile of the competitive companies. A salary cap has been established for each executive officer position based on the 50th percentile of base salary for similar positions in the competitive companies. The salary cap is adjusted as changes in the 50th percentile occur in the marketplace. If an executive's base salary reaches the cap, both the executive's base salary and the salary cap are frozen for three years. The salary cap is again subject to adjustment at the end of the three-year period based on changes in the 50th percentile of base salary during this period, at which time the executive's base salary may be increased if the cap is increased. Because total annual compensation levels continue to be based on the 75th percentile for comparable positions in the competitive companies, each year that an executive's base salary is frozen by the salary cap, the portion of total annual compensation that may be awarded as a bonus may increase. The amount of any bonus increase will be determined by the Board based on the salary cap and adjustments to the 75th percentile of total annual compensation to take account of changes in the competitive market.

    The reason for this approach is to put more of each executive officer's total compensation at risk, thus producing greater incentive to perform. In January 1993, Mr. Crockett recommended to the Committee that his base salary be frozen at $350,000 through 1995 with the difference between this salary and the salary cap for his position placed at risk under the performance-driven annual bonus process. In addition, Mr. Crockett recommended to the Committee that the cash portion of his bonus be no higher than $400,000 for the same period that his salary is frozen, with any additional compensation that he might receive to be awarded in the form of long-term compensation. The Committee approved these recommendations. As a result, a greater portion of Mr. Crockett's compensation is at risk in the long-term compensation program where the ultimate value realized is dependent on the Corporation's stock price in the future.

    An outside consultant was selected to do analyses of competitive compensation for the position of Chief Executive Officer of the Corporation with base salary positioned at the 50th percentile and total annual compensation positioned at the 75th percentile for comparable positions in the competitive companies. The Committee used this data in determining Mr. Crockett's bonus for 1994 in light of the performance of the Corporation as well as Mr. Crockett's individual performance. Under Mr. Crockett's leadership, the Corporation enhanced its strategic plan for the next five years by clearly defining an international communications and entertainment strategy. COMSAT enhanced its capability to compete in the global communications systems integration business by acquiring Radiation Systems, Inc.
(RSi) and began the process of integrating it into the Corporation. The Corporation also pursued other key initiatives in international communications, including participation in Inmarsat-P and the proposed privatization of INTELSAT and Inmarsat. Further, COMSAT continued implementing its entertainment strategy with the acquisition of Beacon Communications Corp., a motion picture production company, and the development of a viable plan for building a multi-media entertainment center in Denver. Taking these factors into account, as well as the Corporation's Profit Before Tax performance for 1994, the Committee recommended to the Board a total 1994 bonus award of $475,000, of which $350,000 would be paid in cash with the balance being paid in phantom stock and thus placed at risk under the long-term compensation plan in accordance with the executive compensation philosophy. The Board approved the Committee's recommendation.

    The bonus opportunities for executive officers other than Mr. Crockett for 1994 were based on the 75th percentile of total annual compensation for comparable positions in the competitive companies. The Committee determined target award percentages of base salary for each position. A portion of each target award was tied to various performance measures based on corporate, business unit and individual performance criteria. The corporate and business unit performance criteria were based on the achievement of one or more financial measures (e.g., Profit Before Taxes, Revenue, Return on Net Assets) as compared to planned performance. The individual-performance component was based on Mr. Crockett's evaluation of each individual executive officer's achievement of established performance goals for the year. The actual award increased or decreased in relation to the target award, depending on the actual results. The Committee recommended a bonus award for each executive officer, in consultation with senior management, based on the targets established by the Committee and the performance measures noted above. The Board had final approval authority for these awards.

Long-Term Compensation

    Long-term compensation is an integral element of the Corporation's executive compensation philosophy because the Corporation believes that stock ownership by senior management and stock-based performance-compensation arrangements enhance shareholder value. The Corporation's long-term compensation strategy includes a blend of stock compensation. Performance-based restricted stock awards serve as a retention device and provide a performance orientation, while stock options provide a strong tie to shareholder interests.

    Long-term compensation for 1994 consisted of non-qualified stock options, restricted stock awards (RSAs) and restricted stock units (RSUs) awarded by the Committee under the Corporation's 1990 Key Employee Stock Plan. These stock-based awards for executive officers are consistent with ranges in the Peer Group competitive companies which were developed by an independent compensation consulting firm, and which were reviewed and accepted by the Committee.

    An important feature of the executive compensation philosophy is that a significant portion of executive compensation is represented by stock options granted at fair market value. These stock options have a 10-year life and vest 1, 2 and 3 years after grant at the rate of 25%, 25% and 50%, respectively. In January 1994, Mr. Crockett was awarded 200,000 such stock options, and each of the other Named Executive Officers received 80,000 such stock options.

    These stock option awards were determined on the basis of two factors. First, the Committee established target award guidelines for each executive officer based on a percentage of that officer's base salary. Second, the Committee approved the actual awards based on these guidelines and performance recommendations made for each individual executive officer. The recommendations for each executive officer other than Mr. Crockett were made to the Committee by Mr. Crockett based on his evaluation of each officer's performance for 1993. The recommendation for Mr. Crockett was made to the Committee based on the competitive ranges developed by the independent consulting firm. In some cases, including Mr. Crockett's, the stock option award for an individual executive officer exceeded the guidelines due to the officer's performance.

    RSAs are restricted shares of COMSAT stock which vest over a period of years determined by the Committee. RSAs are granted to executive officers and key employees as a retention device based on the vesting schedule established by the Committee for each grant. Beginning with the 1994 RSA grants, the vesting of RSAs is subject not only to a length of service requirement as with prior grants, but also to the achievement of objective performance-based criteria which have been approved by the Committee. This change is intended to ensure the Federal tax deductibility under Section 162(m) of the Internal Revenue Code of compensation paid to the Corporation's executive officers pursuant to RSAs. The percent of the award earned is based on the level of achievement of the performance objectives over the performance period established by the Committee. The RSAs earned then become subject to vesting over an additional 1, 2 and 3 years at the rate of 20%, 40% and 40%, respectively. The Corporation intends to preserve the tax deductibility under
Section 162(m) of all compensation paid to its executive officers.

    In January 1994, Mr. Crockett received 37,000 RSAs, and each of the other Named Executive Officers received 18,500 RSAs. The number of RSAs granted to Mr. Crockett was in recognition of his position as CEO and his performance in that position, and was designed to put more of his total compensation at risk in the form of long-term compensation. Each of the other Named Executive Officers was awarded approximately the same dollar value of RSAs in 1994 as in 1993, based on the fair market value per share of the Corporation's stock at the time of each grant.

    RSUs are equivalent in value to shares of COMSAT stock and vest at the end of a period of years determined by the Committee. RSUs are granted to key employees as a retention device and also were granted to certain executive officers in 1994 in lieu of a portion of the bonuses awarded to such officers under the Annual Incentive Plan. In January 1994, the Committee awarded 4,420 RSUs to Mr. Crockett in lieu of $90,000 of cash bonus that otherwise would have been paid to him for 1993. Similar actions were taken regarding the 1993 bonuses of the other Named Executive Officers: three received 1,965 RSUs in lieu of $40,000 of cash bonus that otherwise would have been paid to each of them, and one received 1,475 RSUs in lieu of $30,000 of cash bonus that otherwise would have been paid to him. As with all RSU grants made to employees in 1994, these RSUs vest after 3 years. In keeping with the Corporation's executive compensation philosophy, these actions serve as a retention device and also put more of each Named Executive Officer's total compensation at risk since the amount ultimately realized is dependent on the Corporation's stock price at the end of the 3-year vesting period.


Committee on Compensation and Management Development

Robert G. Schwartz, Chairman
Neal B. Freeman
Melvin R. Laird
Dolores D. Wharton

                  EXECUTIVE COMPENSATION

    The following table shows the compensation received by the Chief Executive Officer and the other four most highly compensated executive officers of the Corporation (the Named Executive Officers) for the three fiscal years ended December 31, 1994. The table shows the amounts received by each Named Executive Officer for all three fiscal years, whether or not such Named Executive Officer was the Chief Executive Officer or an executive officer of the Corporation for each of those three fiscal years.


                                  SUMMARY COMPENSATION TABLE

                                       Annual Compensation        Long-Term Compensation
                                 _______________________________  ______________________

                                                       Other      Restricted  Securities      All
                                                       Annual       Stock     Underlying     Other
   Name and Principal            Salary     Bonus   Compensation   Award(s)     Options   Compensation
       Position           Year     ($)       ($)       ($)(3)       ($)(4)        (#)        ($)(5)
________________________  ____  ________  ________  ____________  __________  __________  ____________
Bruce L. Crockett,        1994  $350,000  $350,000      $28,930   $1,139,050     200,000   $140,215
  President & Chief       1993   350,000   400,000        3,759    1,119,148     200,000    116,783
  Executive Officer       1992   319,423   240,000        3,285      285,537      42,850     93,571

Betty C. Alewine,         1994   210,000   190,000          387      562,788      80,000     31,221
  President, COMSAT       1993   200,000   180,000          697      552,079      80,000     25,777
  International           1992   178,462   120,000          518      419,073         634     21,961
  Communications

C. Thomas Faulders, III,  1994   200,000   140,000        1,254      549,313      80,000     24,745
  Vice President & Chief  1993   200,000   130,000       14,945      522,862      80,000     24,576
  Financial Officer(1)    1992   160,808   110,000        3,272            0      30,000     52,999

Charles Lyons,            1994   210,000   190,000          992      562,788      80,000     38,803
  President, COMSAT       1993   200,000   180,000        4,340      552,079      80,000     32,136
  Video Enterprises,      1992   178,846   130,000        1,246      388,750           0      9,535
  Inc.(2)

Ronald J. Mario,          1994   210,000   130,000        3,350      562,788      80,000     58,029
  President, COMSAT       1993   200,000   155,000        1,100      552,079      80,000     45,594
  Mobile Communications   1992   178,462   120,000          903      434,234         864     42,159

_______________

(1) Mr. Faulders became an executive officer when he joined the Corporation as Vice President and Chief Financial Officer in
     February 1992.

(2)  Mr. Lyons became an executive officer when he became
     President, COMSAT Video Enterprises, Inc. in February 1992.

(3) Other Annual Compensation shown for 1992, 1993 and 1994 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10 percent of individual combined salary and bonus for the Named Executive Officer in each year.

(4) Includes restricted stock awards (RSAs) and restricted stock units (RSUs). Dividends are paid on RSAs granted in 1992 and 1993. For performance-based RSAs granted in 1994, dividend equivalents are paid with respect to the performance period, and dividends will be paid during the subsequent vesting period on shares earned under the applicable performance measures. Dividend equivalents are paid on RSUs. The number and value of the aggregate restricted stock holdings of each of the Named Executive Officers as of December 31, 1994, are as follows:


                           Number of           Value as of
                           RSAs/RSUs             12/31/94
                           _________           ___________

     Mr. Crockett.........  122,660            $2,299,875
     Ms. Alewine..........   63,755             1,195,406
     Mr. Faulders.........   40,555               760,406
     Mr. Lyons............   62,195             1,166,156
     Mr. Mario............   64,535             1,210,031

(Footnotes continued on following page)

(5) All Other Compensation for 1994 includes the following elements: (i) unused credits under the Corporation's cafeteria plan that were paid in cash to the Named Executive Officers; (ii) contributions by the Corporation to the Corporation's 401(k) Plan on behalf of the Named Executive Officers; (iii) above-market interest accrued for the Named Executive Officers under the Corporation's Deferred Compensation Plan; and (iv) split dollar life insurance premiums for the Named Executive Officers. The split dollar premiums shown include (i) the value of the premiums paid by the Corporation with respect to the term life insurance portion of the policy for each Named Executive Officer, determined under the P.S. 58 table published by the Internal Revenue Service, and (ii) the value of the benefit to each Named Executive Officer of the remainder of the premiums paid by the Corporation, determined by calculating the present value of the cumulative interest payments that would be made based on the assumption that the premiums were loaned to each Named Executive Officer at an interest rate of 7.5% until the Named Executive Officer reaches the normal retirement age of 65, at which time the policy splits and the premiums are refunded to the Corporation.


                                                   Above-
                     Unused      401(k) Plan       Market      Split Dollar
                    Credits     Contributions     Interest       Premiums
                    _______     _____________     ________     ____________

Mr. Crockett....... $16,912         $7,673         $86,350        $29,280
Ms. Alewine........   8,792          7,500           5,292          9,637
Mr. Faulders.......     626          6,375           4,169         13,575
Mr. Lyons..........   5,028          7,448          10,559         15,768
Mr. Mario..........     578          6,282          35,918         15,251


Option Grants

     The following table sets forth information on options granted to the Named Executive Officers in 1994.

                          OPTION GRANTS IN LAST FISCAL YEAR

                                              Individual Grants
                          ___________________________________________________________
                               Number of
                              Securities         % of Total
                          Underlying Options       Options      Exercise
                               Granted           Granted to      Price     Expiration     Grant Date
          Name                  (#)(1)          Empl in FY(2)    ($/Sh)        Date     Present Value(3)
          ____            ___________________  _______________  _________  ___________  ________________
Bruce L. Crockett........       200,000            13.38%       $27.6250    01/21/04      $1,796,804
Betty C. Alewine.........        80,000             5.35%        27.6250    01/21/04         718,722
C. Thomas Faulders, III..        80,000             5.35%        27.6250    01/21/04         718,722
Charles Lyons............        80,000             5.35%        27.6250    01/21/04         718,722
Ronald J. Mario..........        80,000             5.35%        27.6250    01/21/04         718,722

_______________

(1) Options granted on January 21, 1994. The options will vest as follows: 25% on January 21, 1995; another 25% on January
     21, 1996; and the remaining 50% on January 21, 1997.

(2) The total number of options granted to employees in 1994 was 1,494,440.

(3) The Corporation used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 3.27%; stock price volatility of 0.28; a 10-year option term; a risk-free rate of return of 7.84%; a retention discount of 3.0%; and the vesting schedule described in footnote 1 above. The Corporation's use of this model is in accordance with SEC rules; however, the actual value of an option realized will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

Option Exercises and Fiscal Year-End Values

     The following table sets forth information on (1) options exercised by the Named Executive Officers in 1994, and (2) the number and value of their unexercised options as of December 31, 1994.


      AGGREGATED OPTION EXERCISES IN 1994, AND 12/31/94 OPTION VALUES

                                                  Number of Securities          Value of Unexercised
                                                 Underlying Unexercised             In-The-Money
                                                   Options at 12/31/94          Options at 12/31/94
                                               ___________________________  ___________________________
                             Shares
                           Underlying
                             Option     Value
                           Exercised  Realized  Exercisable  Unexercisable  Exercisable   Unexercisable
Name                          (#)        ($)        (#)           (#)           ($)            ($)
____                       __________ ________ ____________ ______________ ____________ _______________
Bruce L. Crockett........    16,000   $197,499    168,250       370,000      $613,025       $180,624
Betty C. Alewine.........       -0-        -0-     52,234       140,000       275,742            -0-
C. Thomas Faulders, III..       -0-        -0-     35,000       155,000       130,313        130,313
Charles Lyons............       -0-        -0-     24,000       140,000        51,125            -0-
Ronald J. Mario..........       -0-        -0-     59,264       140,000       289,796            -0-


Pension Plans

     The following table shows the estimated annual benefits payable upon retirement under the Corporation's Retirement Plan to persons in the salary and years-of-service classifications specified. The Code limits the annual benefits payable under the Retirement Plan. Under this limitation, the maximum annual benefit for 1994 is $118,800.

                                      Estimated Annual Benefits Payable Upon Retirement
                              ________________________________________________________________

                                                      Years of Service
                              ________________________________________________________________

Average Annual Salary             15           20            25            30            35
_____________________         ________      ________      ________      ________      ________
$100,000....................  $ 26,205      $ 36,660      $ 44,019      $ 52,925      $ 57,707
 150,000....................    40,680        56,175        68,494        82,400        89,682
 200,000....................    54,995        75,529        92,808       111,715       118,800
 250,000....................    69,305        94,879       117,118       118,800       118,800
 300,000....................    83,615       114,230       118,800       118,800       118,800
 350,000....................    97,925       118,800       118,800       118,800       118,800


     The compensation covered by the Retirement Plan includes only base salary. Benefits are determined on a straight life annuity basis under a formula based on length of service and average annual base salary for the highest five consecutive years during the final 10 years of employment. Prior to 1989, benefits were offset by a portion of each participant's estimated Social Security benefits. Beginning in 1989, each participant accrues a benefit at a specified percentage of salary up to the Social Security wage base, and at a higher percentage of salary above the Social Security wage base. The years of credited service for the Named Executive Officers as of December 31, 1994, are: 14 for Mr. Crockett; 8 for Ms. Alewine; 2 for Mr. Faulders; 4 for Mr. Lyons; and 9 for Mr. Mario.

     The Corporation also maintains the Insurance and Retirement Plan for Executives, which covers those executive officers and other key employees who are designated by the Board of Directors to participate. The Plan provides an annuity for life equal to 60% (70% for the Chief Executive Officer) of the participant's average annual compensation (salary and incentive compensation) during the 48 consecutive months of highest compensation (or during all consecutive months of employment if the participant has been employed less than 48 months), offset by pension benefits payable under the Retirement Plan, the qualified retirement plans of former employers, Social Security, and government and military pensions.

     Payment begins upon the participant's normal retirement at age 65. A participant may retire as early as age 55 (but only with the Board's consent if before age 62) and receive an annuity
reduced by 3% for each year payment begins before age 62.   For
employees who became participants in the Plan before January 1, 1993, benefits vest ratably over the first five years of the participant's service. For employees who become participants in the plan on or after January 1, 1993, benefits are 50% vested after five years of service and then vest an additional 10% per year over the following five years of service, provided that the sum of the participant's age and years of service equals 60.

     The annual benefits payable upon retirement at age 65 based upon the 48 consecutive months of highest compensation as of December 31, 1994, for each of the Named Executive Officers are:
$372,497 for Mr. Crockett; $155,665 for Ms. Alewine; $151,865 for Mr. Lyons; and $152,079 for Mr. Mario. Mr. Crockett, Ms. Alewine and Mr. Mario are each 100% vested in the Plan; Mr. Lyons will not begin vesting until 2002. Mr. Faulders was not a participant in the Plan as of December 31, 1994.

                        PERFORMANCE GRAPH

     The following line graph compares the cumulative total shareholder return for the Corporation's Common Stock with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index constructed by the Corporation for the five fiscal years beginning on January 1, 1990, and ending on December 31, 1994.

           Comparison of Five-Year Cumulative Total Return Among
                 COMSAT, S&P 500 Index & Peer Group Index

         (Assumes $100 Invested on December 31, 1989 & Dividends
                               Reinvested)




          [Performance Graph filed supplementally on Form SE.]




* Peer Group consists of three S&P Industry Groups:
Telecommunications (Long-Distance) (AT&T, MCI and Sprint); Telephone Companies (Ameritech, Bell Atlantic, BellSouth, GTE, NYNEX, Pacific Telesis, Southwestern Bell and US West); and Entertainment (Walt Disney, King World Productions and Viacom). Viacom has replaced Paramount Communications, which was merged into Viacom in 1994. The five-year cumulative total return of the Peer Group Index has been restated to reflect this change.

          ITEM 3.  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The shareholders will vote at the meeting to appoint independent public accountants to audit and certify to the shareholders the financial statements of the Corporation for the fiscal year ending December 31, 1995. The Board of Directors has recommended the appointment of Deloitte & Touche as such independent public accountants; they acted in such capacity for fiscal year 1994. Representatives of Deloitte & Touche will be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

     The directors recommend a vote FOR the appointment of Deloitte & Touche as independent public accountants. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.


                  ITEM 4.  SHAREHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, Watergate Office Building,
2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 200 shares of Common Stock of the Corporation, has given notice that she will introduce the following resolution at the meeting:

     RESOLVED: "That the stockholders of COMSAT assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

     REASONS: "Full disclosure on these matters is essential at COMSAT because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies."

     "Last year the owners of 2,476,978 shares, representing approximately 8.1% of shares voting, voted FOR this proposal."

     "If you AGREE, please mark your proxy FOR this resolution."

     The directors oppose this proposal.

     The directors believe that existing laws and regulations regarding the conduct of former government employees in their relationships with government agencies and the disclosure required by those laws provide ample safeguards against impropriety. In addition, under the rules of the SEC the Corporation must disclose the past five years business experience of each director and executive officer in the Corporation's Proxy Statement or Annual Report on Form 10-K. In this regard, the proposal is unnecessary.

     The proposal would require the management to inquire into the backgrounds of a large group of people, including not only the directors, executive officers, and other senior officers, but the large staffs of the several firms that serve the Corporation and provide legal counsel, consulting services, and investment banking advice. The burdens entailed are not offset by compensating benefits. The same proposal was defeated at the 1994 Annual Meeting of Shareholders by shareholders representing approximately 91.9% of the shares voted at the meeting.

     It is recommended that the shareholders vote AGAINST this proposal. Proxies solicited by the management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposal requires the affirmative vote of a majority of the shares represented and entitled to be voted at the meeting.

                               OTHER MATTERS

     At April 7, 1995, the management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.

     The Corporation will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Corporation's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Corporation also has retained D. F. King & Co., Inc., of New York, N.Y., to assist in the solicitation, at a cost of $6,500. The Corporation will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

     Shareholders wishing to submit proposals for consideration at the 1996 Annual Meeting should submit them in writing to the Secretary, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817, to be received no later than December 8, 1995.

     This proxy statement is provided by direction of the Board of Directors.



                                /s/ Warren Y. Zeger
                                    Warren Y. Zeger
                    Vice President, General Counsel and Secretary

April 7, 1995

_________________________________________________________________

     A copy of the Corporation's Annual Report to the Securities and Exchange Commission for 1994 on Form 10-K, with a list of the exhibits, will be sent without charge to any shareholder of record or beneficial owner of shares of the Corporation's Common Stock upon receipt of a written request addressed to:
Shareholder Services, COMSAT Corporation, 6560 Rock Spring Drive, Bethesda, Maryland 20817. Any exhibit will be provided upon payment of the reasonable cost of providing such exhibit.

THIS PAGE LEFT INTENTIONALLY BLANK

              DIRECTIONS TO THE COMSAT BUILDING
        6560 ROCK SPRING DRIVE - BETHESDA, MARYLAND

     The COMSAT Building at Rock Spring Plaza in Bethesda, Maryland, is located on the corner of Rock Spring Drive and Fernwood Road. For shareholders who wish to use public transportation, take the Red Line of the Washington Metro to the Grosvenor Station. Take the #47 RIDE-ON bus, operated by Montgomery County Transit, to Rock Spring Plaza. It departs every half hour beginning at approximately 6:30 a.m., and the trip takes 10 minutes.

     Set forth below is a map and instructions on how to get there by car. The COMSAT garage will be open for shareholders' parking on the first level (P1).



                  [Map filed supplementally on Form SE.]



From Frederick/I-270 South:

Take I-270 East toward Silver Spring. Exit at Old Georgetown Road and turn right. At the second light turn right on Democracy Boulevard. At the second light turn right on Fernwood Road.
Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Silver Spring/I-495 West:

Take I-495 West to Exit 36 (Old Georgetown Road). Turn right on Old Georgetown Road (toward Rockville). At third light turn left on Democracy Boulevard. At second light turn right on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

From Northern Virginia/I-495 North:

Take I-495 North to I-270 North. Take the first exit off of I-270 Spur (Democracy Boulevard East). At first intersection light turn left on Fernwood Road. Just beyond the first light turn right onto the driveway that leads to the COMSAT garage entrance.

                           [PROXY CARD - FRONT]


                            COMSAT CORPORATION

          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 19, 1995

        This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Bruce L. Crockett, Arthur Hauspurg and Robert G. Schwartz, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of COMSAT Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its shareholders to be held on May 19, 1995, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. If no directions are given, this proxy will be voted FOR Proposals 1 through 3 and AGAINST Proposal 4.

     Your vote for the election of Directors may be indicated on the reverse. Nominees are: Lucy Wilson Benson, Edwin I. Colodny, Bruce L. Crockett, Lawrence S. Eagleburger, Neal B. Freeman, Arthur Hauspurg, Melvin R. Laird, Peter W. Likins, Howard M. Love, Robert G. Schwartz, C.J. Silas and Dolores D. Wharton.

     This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Meeting and vote in person, the proxy will not be used.

        Continued and to be signed and dated on reverse side.

                        COMSAT Corporation
                        P.O. Box 11141
                        New York, NY  10203-0141

                         [PROXY CARD - BACK]

_________________________________________________________________

     [   ]

Directors recommend a vote FOR Proposals 1 through 3 and AGAINST Proposal 4.
_______________________________________    ___________________________________
1.  Election of all directors              2.  Adoption of 1995 Key Employee
                                               Stock Plan
For [ ]  Withhold [ ]  Exceptions* [ ]
                                           For [ ]  Against [ ]  Abstain [ ]
*Exceptions___________________________     ___________________________________
______________________________________
_______________________________________    ___________________________________
                                           3.  Appointment of independent
To vote your shares for all director           accountants
nominees, mark the "For" box on Item
1.  To withhold voting for all             For [ ]  Against [ ]  Abstain [ ]
nominees, mark the "Withhold" box.         ___________________________________
If you do not wish your shares voted
"For" a particular nominee, mark the       ___________________________________
"Exceptions" box and enter the name(s)     4.  Action on a shareholder proposal
of the exception(s) in the space               relating to past government
provided.                                      service of directors, officers
                                               and consultants

                                           For [ ]  Against [ ]  Abstain [ ]
                                           ___________________________________

                                           Change of address and/or comments
                                           mark here [  ]
                                             PROXY DEPARTMENT
                                             NEW YORK, N.Y. 10203-0141

                    Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

                    DATED________________________________________________, 1995

                    SIGNED____________________________________________________

                          ____________________________________________________


Please sign, date and return this       Please mark votes
card promptly in the enclosed           as in this example: [X]
envelope.

                               Appendix to
             Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                           of COMSAT Corporation


1.   Pages 3 through 5 of the Proxy Statement:  Pictures of
     COMSAT's directors are described narratively.

2. Page 22 of the Proxy Statement: the Performance Graph required by Item 402(l) of Regulation S-K is being filed supplementally on Form SE.

3. Back cover of the Proxy Statement: the map included in "Directions to the COMSAT Building" is being filed supplementally on Form SE.

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